Exhibit 5.1

333 West Wolf Point Plaza Chicago, IL 60654 United States +1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

April 9, 2026

AEVEX Corp.

440 Stevens Ave #150

Solana Beach, California 92075

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We are issuing this opinion as special counsel to AEVEX Corp., a Delaware corporation (the “Company”), in connection with the proposed registration by the Company of up to 17,717,847 shares of its Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), to be newly issued and sold by the Company (the “Company Shares”), including up to 1,717,847 shares of Class A Common Stock purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters by the Company, and up to 682,153 shares of Class A Common Stock (the “Selling Stockholder Shares,” and together with the Company Shares, the “Shares”) purchasable by the underwriters upon their exercise of an over-allotment option granted to the underwriters, pursuant to a Registration Statement on Form S-1 (Registration No. 333-294524), initially publicly filed with the U.S. Securities and Exchange Commission (the “Commission”) on March 23, 2026, under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement”).

In connection therewith, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the corporate and organizational documents of the Company, including the form of Amended and Restated Certificate of Incorporation of the Company to be filed with the Secretary of State of the State of Delaware, which will become effective prior to the sale of the Shares, (ii) minutes and records of the proceedings of the Company with respect to the issuance and sale of the Shares, (iii) the form of Underwriting Agreement in the form filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”), filed with the Commission on April 9, 2026 and (iv) the Registration Statement.

AEVEX Corp.

April 9, 2026

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, other than the Company, and the due authorization, execution and delivery of all documents by the parties thereto, other than the Company. We have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that as of the date hereof, upon effectiveness of the Amended and Restated Certificate of Incorporation of the Company, in the form most recently filed as an exhibit to the Registration Statement, with the Secretary of Delaware, (1) the Company Shares are duly authorized, and, when the Registration Statement becomes effective under the Act, the final Underwriting Agreement is duly executed and delivered by the parties thereto and the Company Shares are registered by the Company’s transfer agent and delivered against payment of the agreed consideration therefor, all in accordance with the final Underwriting Agreement, the Company Shares will be validly issued, fully paid and non-assessable, and (2) the Selling Stockholder Shares are duly authorized, validly issued, fully paid and non-assessable.

Our opinion expressed above is subject to the qualification that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. This opinion and consent may be incorporated by reference in a subsequent registration statement on Form S-1 filed pursuant to Rule 462(b) under the Act with respect to the registration of additional securities for sale in the offering contemplated by the Registration Statement and shall cover such additional securities, if any, registered on such subsequent registration statement.

AEVEX Corp.

April 9, 2026

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date that the Registration Statement becomes effective under the Act, and we assume no obligation to revise or supplement this opinion after the date of effectiveness should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise after the date hereof.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP